EXHIBIT 99.1

First Financial Bancorp Reports Third Quarter 2009
Earnings & Financial Results

▪	Net income of $225.2 million or $4.38 per common share for the third quarter of 2009

▪
First Financial, through Federal Deposit Insurance Corporation (FDIC) assisted acquisitions, made significant advancement in its strategic operating markets with the addition of 36 banking centers and over $3.8 billion in assets from the acquisitions of the banking operations of Peoples Community Bank, Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B.

▪	Purchase accounting contributed approximately $241.0 million of capital, created through the recognition of a bargain purchase gain on acquisition

▪
Tangible book value per common share increased by 58.5%, without dilution to shareholders, to $10.48 from $6.61 at June 30, 2009, with a tangible common equity ratio of 7.48% and a total risk-based capital ratio of 17.46%

▪	Increased allowance for loan and lease losses to 1.94% from 1.34%, excluding loans covered by FDIC loss share agreements

Cincinnati, Ohio – November 5, 2009 – First Financial Bancorp (Nasdaq: FFBC) today reported third quarter and year-to-date results for the period ended September 30, 2009.

Claude Davis, First Financial Bancorp’s president and chief executive officer, said, “We are very excited about the growth and expansion of the company, particularly the retail banking network in the greater Cincinnati market, the state of Indiana, Louisville, Kentucky and our re-entry into Michigan. The banking centers we acquired complement our existing locations and provide entry into markets where we did not have a presence.

“The financial and capital strength of the company has positioned us to be opportunistic in these difficult times, and we believe that our ability to execute these transactions is evidence of that strength. We expect the capital generated as a result of these acquisitions will support the acquired assets and also support future growth and expansion opportunities.

“First Financial associates, both existing and new, have worked relentlessly to ensure the efficient integration of these banking operations. We are grateful to all of our associates for their hard work and the professional manner in which they helped to execute these transactions. We welcome our new associates to First Financial and look forward to helping them further build their careers with a strong and growing company. We also welcome our new clients. We are very excited to forge long term relationships with them and the communities where they live and work.

“Our organic growth strategy also remains on track. Construction is nearly complete on banking centers in St. Marys, Ohio and Edgewood, Kentucky,” added Mr. Davis. “Both locations are expected to open in the fourth quarter and are being built with the company’s new prototype design, which we expect will further enhance access and service to our clients in those markets. First Financial clients now have the convenience of banking at 118 First Financial Bank locations and ATMs within the four state regions of Ohio, Indiana, Kentucky and Michigan.”

Mr. Davis continued, “Our results this quarter were impacted by higher credit costs resulting from our expectation of loan portfolio stress, primarily within our commercial and commercial construction real estate portfolios. Credit quality and the resolution of problem loans are top priorities and we continue to work closely with clients on resolution strategies for problem credits. However, until we begin to see consistent economic growth over several quarters, including increased consumer spending and lower unemployment rates, we believe that certain credit metrics, including charge-offs and nonperforming assets, may remain at elevated levels.”

EARNINGS & FINANCIAL RESULTS
Third quarter 2009 net income was $226.2 million, net income available to common shareholders was $225.2 million and earnings per diluted common share were $4.38. This compares with net income of $5.7 million and earnings per diluted common share of $0.15 for the third quarter of 2008, and net income of $1.5 million, net income available to common shareholders of $0.5 million and earnings per diluted common share of $0.01 for the second quarter of 2009.

Year-to-date 2009 net income was $233.4 million, net income available to common shareholders was $230.8 million, and earnings per diluted common share were $5.31. This compares with year-to-date 2008 net income of $20.9 million and earnings per diluted common share of $0.56.

Third quarter 2009 results, when compared with the third quarter of 2008, and the second quarter of 2009, were impacted by the following significant items:

▪	Gain related to the accounting for a Federal Deposit Insurance Corporation (FDIC) assisted transaction.

On September 18, 2009, the company assumed the banking operations of Irwin Union Bank and Trust Company and Irwin Union Bank. F.S.B. (collectively, “Irwin”), which included 27 banking centers. The estimated fair value of assets acquired exceeded the estimated fair value of liabilities assumed, resulting in the recognition of a $241.0 million after-tax gain.

▪
On July 31, 2009, the company assumed the banking operations of Peoples Community Bank (Peoples), which included 19 banking centers. The estimated fair value of liabilities assumed exceeded the estimated fair value of assets acquired, resulting in the recognition of goodwill in the amount of approximately $18.7 million.

▪
On August 28, 2009, in a separate and unrelated transaction, the company purchased 3 banking centers located in Indiana from Irwin. Associated loans were acquired at par value and there was no premium paid on assumed liabilities.

▪
Each transaction is considered a business combination and accounted for under Financial Accounting Standards Board (“FASB”) Codification Topic 805: Business Combinations (“Topic 805”), FASB Codification Topic 820: Fair Value Measurements and FASB Codification Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality. All acquired assets and liabilities were recorded at their estimated fair market values as of the date of acquisition, and identifiable intangible assets were recorded at their estimated fair value. These estimated fair market values are considered preliminary, and are subject to change for up to one year after the acquisition date as additional information relative to closing date fair values becomes available.

▪	Increased credit costs, including higher provision expense and elevated net-charge-offs.

Increased the provision expense from the second quarter of 2009 by $16.3 million to $26.7 million, or 280% of total net charge-offs, further strengthening the allowance for loan and lease losses (excludes covered assets) to 1.94%.

Included in total net charge-offs was a $2.2 million loss on the sale of the entire $34.5 million shared national credit portfolio.

ACQUISITIONS
All references to acquired balances reflect the fair value unless stated otherwise.

During the third quarter of 2009, through FDIC-assisted transactions, First Financial acquired the banking operations of Peoples and Irwin. The company also acquired 3 Indiana banking centers from Irwin in a separate and unrelated transaction. The acquisitions of the Peoples and Irwin franchises significantly expands the First Financial footprint, opens new markets and strengthens the company through the generation of additional capital. Through these three transactions, the company added a total of 49 banking centers, including 39 banking centers within the company’s primary markets.

In connection with the Peoples and Irwin FDIC-assisted transactions, First Financial entered into loss sharing agreements with the FDIC. Under the terms of these agreements the FDIC will reimburse First Financial for losses with respect to certain loans and other real estate owned (OREO) (collectively, “covered assets”), which now represent nearly half of First Financial’s loans, beginning with the first dollar of loss. These agreements provide for loss protection on single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All other loans are provided loss protection for a period of five years and recoveries of previously charged-off loans must be shared with the FDIC for a period of eight years, again on the same pro-rata basis.

First Financial must follow specific servicing and resolution procedures, as outlined in the loss share agreements, in order to receive reimbursement from the FDIC for losses on covered assets. The company has established separate and dedicated teams of legal, finance, credit and technology staff to execute and monitor all activity related to each agreement, including the required periodic reporting to the FDIC. First Financial intends to service all covered assets with the same resolution practices and diligence as it does for the assets that are not subject to a loss share agreement.

An overview of the transactions and their respective loss share agreements are discussed below.

Peoples Community Bank
Including cash received from the FDIC, First Financial acquired $566.0 million in assets, including $336.1 million in loans and other real estate, and assumed $584.7 million in liabilities, including $520.8 million in deposits, recorded at their estimated fair market value.

Covered assets totaling $324.4 million in fair value are subject to a stated loss threshold of $190.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $190.0 million, and 95% of losses beyond $190.0 million.

First Financial holds a purchase option from the FDIC for each of Peoples bank properties and their associated contents. The company’s review of the former Peoples locations is still in progress.

In late October, First Financial successfully completed the technology conversion and operational integration of Peoples. In conjunction with these efforts, two former Peoples banking centers were consolidated into First Financial locations and one First Financial banking center was consolidated into a former Peoples location. In addition, of the approximately 115 associates who were employed at Peoples on the acquisition date, 96 have accepted full-time positions at First Financial. The positions are primarily located within the banking center network.

Irwin
Including cash received from the FDIC, First Financial acquired $3.3 billion in assets, including $1.8 billion in loans, and assumed $2.9 billion in liabilities, including $2.5 billion in deposits, recorded at their estimated fair market value.

The loans were acquired under a modified transaction structure with the FDIC whereby certain non-performing loans, foreclosed real estate, acquisition, development and construction loans, and residential and commercial land loans were excluded from the acquired portfolio. The estimated fair value for loans acquired was based upon the FDIC’s estimated data for excluded loans. The company anticipates the final determination of the excluded loans will be completed in the fourth quarter of 2009.

Covered assets acquired from Irwin Union Bank and Trust Company totaling $1.5 billion in fair value are subject to a stated loss threshold of $526.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $526.0 million, and 95% of losses beyond $526.0 million.

Covered assets acquired from Irwin Union Bank, F.S.B. totaling $259.4 million in fair value are subject to a stated loss threshold of $110.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $110.0 million, and 95% of losses beyond $110.0 million.

As the estimated fair value of assets acquired exceeded the estimated fair value of liabilities assumed, First Financial recognized an after-tax bargain purchase gain of $241.0 million, as required by FASB Codification Topic 805.

Integration planning is underway for the conversion of Irwin’s technology and operational systems; however, a specific timeline has not yet been established for these conversions.

Irwin Banking Centers
In a separate and unrelated transaction, the company purchased 3 banking centers located in Indiana from Irwin, including $84.6 million in deposits and $41.1 million in performing loans. Assets acquired in this transaction are not subject to a loss share agreement. Loans were acquired at par value and there was no premium paid on assumed liabilities.

Strategic Decisions
Management has concluded that the markets previously operated by Irwin in the western United States do not align with the long-term strategic plans for the company. Though profitable, each of these markets will pursue an exit strategy whereby the market presidents will work with an institution of their choosing to refer existing client relationships. If a suitable financial institution is not identified, an exit date will be selected for each market and the office will close in compliance with the applicable regulatory requirements. The western offices combined had an estimated $730.1 million in loans and $494.9 million in deposits on the acquisition date, based on the seller’s book value. First Financial will continue to service the loans in these markets in compliance with the terms of the FDIC Purchase and Assumption Agreements.

First Financial also acquired, as part of the Irwin transaction, a franchise finance business. This business is a specialty lender in the quick service and casual dining segments of the restaurant industry. It has been consistently profitable and is led by a seasoned management team with strong underwriting, credit management and loss mitigation experience. There are principal balances of approximately $656.9 million in franchise finance loans outstanding, all of which are covered under a loss share agreement with the FDIC.

This niche business offers First Financial the ability to diversify its earning assets and will be supported as part of the company’s ongoing strategy. The overall portfolio size will be managed to a risk-appropriate level so as not to create an industry concentration.

For additional information on First Financial’s comparable financial results, please refer to the discussions that follow detailing revenue and expense fluctuations.

DETAILS OF RESULTS
Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

CREDIT QUALITY (excluding covered assets)
The following table presents First Financial’s key credit quality metrics.

Table I	($ in thousands)
	Three Months Ended					Year-to-Date
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	September 30, 2009	September 30, 2008
Total Nonperforming Loans	$63,608	$37,790	$24,892	$18,185	$14,038	$63,608	$14,038

Total Nonperforming Assets	$67,909	$42,956	$28,405	$22,213	$18,648	$67,909	$18,648

Nonperforming Assets as a % of:
Period-End Loans, plus OREO	2.36%	1.48%	1.04%	0.83%	0.70%	2.36%	0.70%
Total Assets	0.94%	1.14%	0.75%	0.60%	0.53%	0.94%	0.53%

Nonperforming Loans as a % of Total Loans	2.21%	1.31%	0.91%	0.68%	0.53%	2.21%	0.53%

Provision for Loan & Lease Losses	$26,655	$10,358	$4,259	$10,475	$3,219	$41,272	$8,935
Allowance for Loan & Lease Losses	$55,770	$38,649	$36,437	$35,873	$30,353	$55,770	$30,353
Allowance for Loan & Lease Losses as a % of:
Period-End Loans	1.94%	1.34%	1.33%	1.34%	1.14%	1.94%	1.14%
Nonaccrual Loans	92.2%	102.8%	147.6%	199.5%	219.5%	92.2%	219.5%
Nonperforming Loans	87.7%	102.3%	146.4%	197.3%	216.2%	87.7%	216.2%

Total Net Charge-Offs	$9,534	$8,146	$3,695	$4,955	$2,446	$21,375	$7,639
Annualized Net Charge-Offs as a % of Average
Loans & Leases	1.31%	1.19%	0.55%	0.73%	0.36%	1.03%	0.39%

The elevated net charge-offs and higher level of nonperforming assets reflects the continued adverse impact of the prolonged economic downturn and its effect on the loan portfolio. The elevated provision expense in the quarter is due largely to the company’s expectation of the risk inherent in the commercial real estate portfolio. While not necessarily credit specific for First Financial, generally the outlook for this sector has continued to deteriorate and is not likely to recover over the next 12 months, according to most industry data. Therefore, the company has increased reserves for this category. Approximately $10.2 million of the $17.1 million net increase to the allowance is due to the company’s estimate of sector risk in the commercial real estate portfolio. Although there have been some signs of economic stabilization and emerging optimism, unemployment rates remain at near-record levels, consumer spending is stagnant, and operating conditions continue to be challenging for many commercial borrowers.

Net Charge-offs
The commercial and commercial real estate construction lending portfolios continued to experience elevated levels of stress during the third quarter of 2009. The quarter’s increase in total net charge-offs compared with last quarter and a year ago was driven primarily by deterioration within these segments. Late in 2008 and continuing into 2009, pressure from the prolonged recession began to adversely impact clients who up until that time, had not been severely affected.

Third quarter 2009 total net charge-offs were $9.5 million, or 131 basis points of average loans and leases, compared with $8.1 million or 119 basis points of average loans and leases in the second quarter of 2009, and $2.4 million or 36 basis points of average loans and leases in the third quarter of 2008. Year-to-date 2009, total net charge-offs were $21.4 million or 103 basis points of average loans and leases, compared with $7.6 million or 39 basis points of average loans and leases year-to-date 2008.

During the third quarter of 2009, primarily due to a rebound in market values and the desire to eliminate portfolio risk from the shared national credit segment, the entire $34.5 million portfolio of shared national credits was sold, resulting in a net charge-off of $2.2 million or 30 basis points of average loans and leases. Included in this loan sale was a $1.4 million relationship, in bankruptcy, which represented approximately 20% of the loss on the portfolio sale.

Nonperforming Assets
Third quarter 2009 nonperforming loans were $63.6 million compared with $37.8 million in the second quarter of 2009 and $14.0 million in the third quarter of 2008. Both the linked-quarter and year-over-year increases were primarily attributable to continued deterioration within the commercial lending portfolios, specifically, commercial real estate construction. During the quarter, the company placed a single relationship totaling $13.6 million of commercial land development loans on nonaccrual.

Similar to the past several quarters, the higher level of nonperforming loans, which are accounted for under FASB Codification Topic 310-10-35: Subsequent Measurement of Receivables, continues to adversely impact the company’s nonperforming loan coverage ratios. The third quarter 2009 allowance for loan and lease losses as a percent of nonaccrual loans was 92.2% compared with 102.8% in the second quarter of 2009, and 219.5% in the third quarter of 2008, and the allowance for loan and lease losses as a percent of nonperforming loans was 87.7% compared with 102.3% in the second quarter of 2009, and 216.2% in the third quarter of 2008.

Restructured Loans
During the third quarter of 2009, the company restructured approximately $2.9 million of residential mortgage loans for borrowers. The terms of the modifications included a combination of temporary interest rate reductions, term extensions and re-amortizations. These actions did not have a significant financial impact on the company. There can be no assurance these actions will be successful in improving the long-term performance of the borrowers.

Delinquent Loans
Total loans 30 to 89 days past due at September 30, 2009 were $20.8 million, or 0.72% of period end loans, compared with $20.5 million, or 0.71% at June 30, 2009, and $22.3 million, or 0.84% at September 30, 2008. Management closely monitors these trends and ratios and considers the level of delinquent loans consistent with its expectation of the total loan portfolio’s behavior.

Allowance for Loan & Lease Losses
At September 30, 2009, the allowance for loan and lease losses increased to $55.8 million from $38.6 million at June 30, 2009, and $30.4 million at September 30, 2008. The higher reserve reflects the company’s expectation that certain credit metrics may remain volatile and at these historically higher levels over the next several quarters as a result of the current economic conditions, including the high unemployment rates, declining real estate values and expectations for a slow recovery.

Other Real Estate Owned
At September 30, 2009, OREO was $4.3 million, compared with $5.2 million at June 30, 2009, and $4.6 million at September 30, 2008.

For further details on the quarter-over-quarter and year-to-date changes in credit quality, excluding covered assets, please see the attached Credit Quality schedule.

CAPITAL MANAGEMENT
The Irwin FDIC-assisted transaction, which was accounted for as a business combination with a bargain purchase gain, generated approximately $241.0 million of additional capital. The acquired covered assets and the FDIC Indemnification Asset, which represents the fair value of estimated future payments by the FDIC to First Financial, are both risk-weighted at 20% for regulatory capital requirement purposes.

Associated with the sale of the company’s perpetual preferred securities to the U.S. Treasury under its Capital Purchase Plan (CPP) in December of 2008, the U.S. Treasury received one warrant to purchase 930,233 shares of First Financial common stock at an exercise price of $12.90 per share. As a result of the common equity raised during the second quarter of 2009, the number of common shares eligible for purchase under the warrant agreement was reduced by 50% to 465,116 shares.

At September 30, 2009, total regulatory capital exceeded the “minimum” requirement by $380.5 million, on a consolidated basis.

The following table presents regulatory capital ratios at September 30, 2009.

Table II	FFBC	Regulatory "well-capitalized" minimum
Leverage Ratio	14.60%	5%
Tier 1 Capital Ratio	16.21%	6%
Total Risk-Based Capital Ratio	17.46%	10%
EOP Tangible Equity /EOP Tangible Assets	8.57%	N/A
EOP Tangible Common Equity / EOP Tangible Assets	7.48%	N/A

N/A = not applicable

NET INTEREST INCOME & NET INTEREST MARGIN

Table III	($ in thousands)
	Quarter			Year-to-Date
	3Q-09	2Q-09	3Q-08	September 30, 2009	September 30, 2008
Net Interest Income	$37,455	$31,209	$29,410	$99,592	$86,073
Net Interest Margin	3.59%	3.60%	3.68%	3.59%	3.72%
Net Interest Margin
(fully tax equivalent)	3.61%	3.64%	3.73%	3.63%	3.79%

Third quarter 2009 net interest income increased $8.0 million from the third quarter of 2008 and $6.2 million from the second quarter of 2009. The third quarter 2009 net interest margin declined 9 basis points from the third quarter of 2008 and 1 basis point from the second quarter of 2009. Year-to-date 2009 net interest income increased $13.5 million from 2008’s comparable period, and the net interest margin declined 13 basis points.

The year-over-year quarter, linked quarter and year-to-date increases in net interest income were due to higher average loan balances largely driven by the purchase of $145.1 million in performing loans from Irwin at the end of the second quarter of 2009 and the Peoples and Irwin FDIC-assisted transactions in the third quarter. This increase was partially offset by the sales of securities at the end of the second quarter and the cash flows from the investment portfolio that were not reinvested into securities.

The year-over-year quarter, linked quarter and year-to-date net interest margin declines were primarily related to the impact from the cash received from the FDIC-assisted transactions in the third quarter. These funds, held at the Federal Reserve, earn a federal funds rate and are being utilized to fund anticipated runoff from deposit repricing. This impacted the net interest margin by 11 basis points in the third quarter of 2009. The year-to-date net interest margin declines were also impacted by the lower overall market interest rate environment. The net interest margin, however, continues to benefit from the growth in average total loans and the continued mix shifts in the loan portfolio from consumer to commercial and in the deposit portfolio from time to transaction deposits.

For further details on the quarter-over-quarter and year-to-date changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis.

NONINTEREST INCOME
The following table presents a summary of items impacting noninterest income.

Table IV	($ in thousands)
	Quarter			Year-to-Date
	3Q-09	2Q-09	3Q-08	September 30, 2009	September 30, 2008
Gain (Loss) on FHLMC shares	$154	$112	$(3,400)	$277	$(3,601)

Gain on Acquisition	383,330	-	-	383,330	-

Gain on Sale of Property & Casualty Portion of Insurance Business	-	-	-	574	-

Gain on Sales of Investment Securities (CPP 2Q-09; VISA 1Q-08)	-	3,349	-	3,349	1,585

Impact to Noninterest Income	$383,484	$3,461	$(3,400)	$387,530	$(2,016)

Third quarter 2009 noninterest income was $394.9 million, an increase of $384.4 million from the third quarter of 2008, and an increase of $380.8 million from the second quarter of 2009. Excluding the items disclosed in the table, third quarter 2009 noninterest income declined $2.5 million from the third quarter of 2008 and increased $0.8 million from the second quarter of 2009. The year-over-year decline was primarily a result of lower net gains from loan sales, trust and wealth management fees and other noninterest income. The decline in other noninterest income was related to lower revenue from bank-owned life insurance and the sale of the company’s property and casualty liability portion of the insurance business that was sold in the first quarter of 2009. Market-based revenues such as bank-owned life insurance and trust fees are reflective of the overall market conditions from which these revenues are derived. The linked quarter benefited from increases in service charges on deposit accounts and trust and wealth management fees, but was also negatively impacted by lower net gains from loan sales.

Year-to-date 2009 noninterest income was $421.0 million, an increase of $381.9 million from $39.1 million in 2008’s comparable period. Excluding the items disclosed in the table, year-to-date 2009 noninterest income declined $7.6 million from 2008’s comparable period. This decline was primarily due to lower service charges on deposit accounts, decreases in bankcard income and lower trust and wealth management fees as well as declines in income from bank-owned life insurance and brokerage income.

Over the past year, most fee income components of noninterest income have been negatively impacted by the declining economic conditions and their impact on consumer spending, while trust and wealth management fees were negatively impacted by volatility in the investment and equity markets. In the second and third quarters of 2009, a number of deposit and consumer-based fee income categories began to show improvement over prior quarters. Third quarter 2009 total service charges on deposit accounts increased $1.1 million from the second quarter of 2009 reflecting higher fee income on the company’s legacy deposit accounts as well as additional income resulting from acquired deposit accounts during the quarter. Bankcard income declined slightly from the second quarter of 2009 but showed improvement from the first quarter of 2009.

The following table presents overdraft/non-sufficient funds fees and trust and wealth management fees.

Table V	($ in thousands)
	Quarter			Year-to-Date
	3Q-09	2Q-09	3Q-08	September 30, 2009	September 30, 2008

Overdraft/Non-Sufficient Fund Fees	$3,735	$3,003	$3,789	$9,529	$10,757
Other	1,673	1,286	1,559	4,247	4,149
Total Service Charges on Deposit Accounts	$5,408	$4,289	$5,348	$13,776	$14,906

Trust Fees	3,132	2,944	3,811	9,022	11,691
Investment Advisory Fees	207	309	579	859	1,975
Total Trust & Wealth Management Fees	$3,339	$3,253	$4,390	$9,881	$13,666

Between June 30, 2008 and March 31, 2009, assets under management by the company’s wealth management division declined by over $470 million from $2.0 billion to $1.6 billion, primarily as a result of equity market declines. A rebound in the equity markets over the past several months have positively impacted market values, and assets under management increased by over $230 million to $1.8 billion at September 30, 2009 from $1.6 billon at March 31, 2009.

NONINTEREST EXPENSE
Core operating expenses were primarily unchanged although there were some higher expenses related to general growth, market expansion and incentive compensation. Acquisition-related costs were primarily comprised of legal, professional, technology and other integration costs. Staffing and occupancy expenses also increased as a result of the additional associates and banking centers that were added during the quarter.

INCOME TAXES
Income tax expense was $133.7 million and the effective tax rate was 37.1% for the third quarter of 2009, compared with income tax expense of $2.6 million and an effective tax rate of 31.2% for the third quarter of 2008, and income tax expense of $0.7 million and an effective tax rate of 32.6% for the second quarter of 2009. Year-to-date 2009 income tax expense was $137.4 million with an effective tax rate of 37.1% compared with income tax expense of $10.0 million and an effective tax rate of 32.5% for 2008’s comparable period. The increase in the overall tax rate for both the third quarter and year-to-date 2009 was driven by the tax impact from the bargain purchase gain and other changes resulting from the Irwin acquisition.

LOANS (excluding covered loans)
Third Quarter 2009 versus Third Quarter 2008
▪	Average total loans increased $179.1 million or 6.6%.
▪	Average commercial, commercial real estate and construction loans increased $311.7 million, or 17.2%.

Third Quarter 2009 versus Second Quarter 2009
▪	Average total loans increased $148.5 million, or 21.7% on an annualized basis.
▪	Average commercial, commercial real estate and construction loans increased $150.1 million, or 30.5% on an annualized basis.

Year-to-Date 2009 versus Year-to-Date 2008
▪	Average total loans increased $130.6 million, or 4.9%.
▪	Average commercial, commercial real estate and construction loans increased $275.6 million, or 15.9%.

Loan balances include $41.1 million in loans purchased on August 28, 2009 from Irwin, but exclude covered loans acquired under loss share agreements.

INVESTMENTS
Securities available-for-sale at September 30, 2009, totaled $523.4 million, compared with $492.6 million at September 30, 2008, and $528.2 million at June 30, 2009. The total investment portfolio represented 8.7% and 15.2% of total assets at September 30, 2009 and 2008, respectively, and 14.8% of total assets at June 30, 2009.

At September 30, 2009, the company held 71.8% of its available-for-sale securities in residential mortgage-related investments, substantially all of which are held in highly-rated, agency-backed pass-through instruments, including collateralized mortgage obligations (CMOs). All CMOs held by the company are AAA rated by Standard & Poor’s Corporation or similar rating agencies. First Financial does not own any interest-only, principal-only, or other high-risk securities.

The company has recorded, as a component of equity in accumulated other comprehensive income, an unrealized after-tax gain on the investment portfolio of approximately $12.5 million at September 30, 2009, compared with an unrealized after-tax gain of $0.5 million at September 30, 2008, and an unrealized after-tax gain of $7.5 million at June 30, 2009.

The following table presents a summary of the total investment portfolio at September 30, 2009.

Table VI
($ in thousands, excluding book price and market value)

	% of	Book	Book	Book	September 30, 2009	Pre-Tax
	Total	Value	Yield	Price	Market Value	Gain/(Loss)
UST Notes & Agencies	8.7%	$54,502	4.65	99.76	101.92	$1,160
CMOs (Agency)	9.9%	62,342	4.62	100.47	104.30	2,294
CMOs (Private)	0.0%	68	1.12	100.00	97.97	(1)
MBSs (Agency)	61.8%	389,469	4.64	100.94	104.92	14,753
Agency Preferred	0.1%	338	-	1.69	1.69	-
Subtotal	80.5%	$506,719	4.64	100.69	103.46	$18,206

Municipal	4.1%	$25,512	7.15	99.01	101.43	$616
Other *	15.4%	97,083	3.70	101.50	101.91	388
Subtotal	19.5%	$122,595	4.42	100.98	101.81	$1,004

Total Investment Portfolio	100.0%	$629,314	4.60	100.75	103.17	$19,210

Net Unrealized Gain/(Loss)	$19,210
Aggregate Gains	$19,488
Aggregate Losses	$(278)
Net Unrealized Gain/(Loss) % of Book Value	3.05%

* Other includes $88 million of regulatory stock

First Financial has not purchased any securities in the investment portfolio since the first quarter of 2009 due to higher pricing on bonds, which has persisted since the beginning of the year. The increase in portfolio balances during the third quarter of 2009 was the result of acquired securities from the Peoples and Irwin transactions. All securities acquired through these FDIC-assisted transactions are conforming investments as outlined in First Financial’s investment policy.

The acquired Peoples and Irwin investment securities, excluding regulatory stock, were acquired from the FDIC at their fair market values as of the date of the acquisitions.

The following table presents the quarterly progression of the investment portfolio incorporating these acquisitions.

Table VII		Change
($ in thousands)	06/30/09				09/30/09
	Beginning			Maturities/	Ending
	Book Value	Peoples	Irwin	Additions	Book Value
UST Notes & Agencies	$41,145	$-	$13,609	$(252)	$54,502
CMOs (Agency)	65,879	-	-	(3,537)	62,342
CMOs (Private)	77	-	-	(9)	68
MBSs (Agency)	391,667	21,465	1,330	(24,994)	389,468
Agency Preferred	184	-	-	154	338
Subtotal	$498,952	$21,465	$14,939	$(28,638)	$506,718

Municipals	$30,085	$349	$627	$(5,549)	$25,512
Other *	31,839	15,867	50,021	(643)	97,084
Subtotal	$61,924	$16,216	$50,648	$(6,192)	$122,596

Total Investment Portfolio	$560,876	$37,681	$65,587	$(34,830)	$629,314

* Includes Regulatory Stock

Net Unrealized Gain/(Loss)	$12,108				$19,210
Aggregate Gains	$13,072				$19,488
Aggregate Losses	$(964)				$(278)

Net Unrealized Gain/(Loss) % of Book Value	2.16%				3.05%

DEPOSITS & FUNDING
Deposits balances were elevated by the $3.0 billion in deposits assumed as part of the Peoples and Irwin transactions, and by $84.6 million in deposits assumed on August 28, 2009 directly from Irwin.

The table below presents the progression of deposits, including the deposits acquired, during the third quarter of 2009.

Table VIII	Deposits, including Acquired Deposits
($ in thousands)	First Financial			First Financial
	at	Acquired	Organic	at
	06/30/09	Deposits	Growth	09/30/09

End of Period
Transaction & Savings Deposits	$1,680,446	$1,401,965	$50,181	$3,132,592
Time Deposits	1,032,890	950,945	44,677	2,028,512
Broker Deposits	78,509	601,332	(4,961)	674,880
Total	$2,791,845	$2,954,242	$89,897	$5,835,984

As permitted by the FDIC, First Financial had the option to reprice the acquired deposit portfolios to current market rates within seven days of the acquisition dates. In addition, depositors had the option to withdraw funds without penalty. The company chose to reprice approximately $1.0 billion in deposits. The repriced deposits were comprised of all assumed brokered deposits, all time deposits from Peoples, as well as related time deposits of Irwin Union Bank, F.S.B. First Financial received approximately $948.3 million from the FDIC associated with the transactions and believes that this provides sufficient liquidity to fund the potential at-risk deposit outflows. Through the end of October, 2009, approximately 36% of the repriced deposit accounts were redeemed without penalty.

First Financial assumed additional Federal Home Loan Bank debt in the Peoples and Irwin acquisitions. Approximately $83.7 million in short-term advances from Irwin matured prior to the end of the third quarter of 2009.

The table below presents the quarterly progression of First Financial’s borrowed funds position.

Table IX
($ in thousands)		Change
	06/30/09	07/31/09	09/18/09	3Q-09	09/30/09
	Beginning	Peoples	Irwin	Maturities/	Ending
Borrowed Funds	Balance	Additions	Additions	Additions	Balance

Short Term Borrowings:
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	206,777	-	-	(171,014)	35,763
Federal Home Loan Bank Advances	125,000	-	138,700	(198,700)	65,000
Other	25,000	-	-	(25,000)	-
Total Short Term Borrowings	$356,777	$-	$138,700	$(394,714)	$100,763

Long Term Borrowings:
Federal Home Loan Bank Advances	$70,908	$63,477	$216,304	$(5,334)	345,356
Securities Sold Under Agreements to Repurchase	65,000	-	-	-	65,000
Other	20,620	-	-	-	20,620
Total Long Term Borrowings	$156,528	$63,477	$216,304	$(5,334)	$430,976

Total Short & Long Term Borrowings	$513,305	$63,477	$355,004	$(400,048)	$531,739

At September 30, 2009, First Financial had unused and available overnight wholesale funding of approximately $2.5 billion.

Conference Call & Webcast
As previously announced, a conference call and webcast to discuss First Financial’s third quarter 2009 financial results will be held on Friday, November 6, 2009, at 9:00 a.m. ET with Claude E. Davis, president and chief executive officer, and J. Franklin Hall, executive vice president and chief financial officer. To access the conference call, dial 800-860-2442 (passcode not required). The webcast will be available at First Financial’s website (www.bankatfirst.com/Investor). Participants should join the live conference call and webcast 5 to 10 minutes before its scheduled start. A replay of the call and webcast will be available approximately one hour after the live call has ended. To access the replay, dial 877-344-7529 (passcode 435439).

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Annual Report on Form 10-K for the year ended December 31, 2008. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations continue to deteriorate, resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio, allowance for loan and lease losses and overall financial purpose; the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on First Financial, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depository institution failures; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates; technology changes; mergers and acquisitions, including costs or difficulties related to the integration of acquired companies; expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames; and deposit attrition, customer loss and for revenue loss following completed acquisitions may be greater than expected; the effect of changes in accounting policies and practices; adverse changes in the securities and debt markets; First Financial’s success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; uncertainties arising from First Financial’s participation in the TARP, including impacts on employee recruitment and retention and other business practices, and uncertainties concerning the potential redemption of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; and First Financial’s success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K and other public documents filed with the Securities and Exchange Commission (SEC), as well as the most recent Form 10-Q filing for the quarter ended June 30, 2009.  These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com/Investor and on the SEC's website at www.sec.gov. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended September 30, 2009, which is due to be filed with the SEC no later than November 9, 2009.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. At September 30, 2009, the company had $7.3 billion in assets, including $4.9 billion in total loans and $5.8 billion in deposits. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides consumer and commercial banking products and services, and investment and insurance products through its retail banking center network. Currently First Financial Bank, N.A. operates 128 banking centers. Its strategic operating markets are located within the four state regions of Ohio, Indiana, Kentucky and Michigan where it operates 118 banking centers.   The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and had approximately $2.0 billion in assets under management at September 30, 2009. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com/investor.

Additional Information
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)
(Unaudited)

	Three months ended,					Nine months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2009	2009	2009	2008	2008	2009	2008

RESULTS OF OPERATIONS
Net interest income	$37,455	$31,209	$30,928	$30,129	$29,410	$99,592	$86,073
Net income	$226,187	$1,450	$5,735	$2,084	$5,732	$233,372	$20,878
Net income available to common shareholders	$225,187	$450	$5,157	$2,084	$5,732	$230,794	$20,878
Net earnings per common share - basic	$4.41	$0.01	$0.14	$0.06	$0.15	$5.37	$0.56
Net earnings per common share - diluted	$4.38	$0.01	$0.14	$0.06	$0.15	$5.31	$0.56
Dividends declared per common share	$0.10	$0.10	$0.10	$0.17	$0.17	$0.30	$0.51

KEY FINANCIAL RATIOS
Return on average assets	19.96%	0.15%	0.62%	0.23%	0.66%	7.76%	0.83%
Return on average shareholders' equity	195.16%	1.53%	6.63%	2.89%	8.24%	78.54%	10.05%
Return on average common shareholders' equity	234.13%	0.60%	7.67%	2.97%	8.24%	96.69%	10.05%
Return on average tangible common shareholders' equity	272.75%	0.66%	8.57%	3.32%	9.21%	116.40%	11.23%

Net interest margin	3.59%	3.60%	3.61%	3.67%	3.68%	3.59%	3.72%
Net interest margin (fully tax equivalent) (1)	3.61%	3.64%	3.65%	3.71%	3.73%	3.63%	3.79%

Ending equity as a percent of ending assets	9.25%	11.81%	9.29%	9.42%	7.89%	9.25%	7.89%
Ending common equity as a percent of ending assets	8.17%	9.74%	7.24%	7.31%	7.89%	8.17%	7.89%
Ending tangible common equity as a percent of:
Ending tangible assets	7.48%	9.06%	6.54%	6.57%	7.13%	7.48%	7.13%
Risk-weighted assets	13.41%	11.05%	8.38%	8.37%	8.86%	13.41%	8.86%

Average equity as a percent of average assets	10.23%	10.04%	9.29%	8.04%	7.96%	9.88%	8.21%
Average common equity as a percent of average assets	8.49%	7.98%	7.22%	7.82%	7.96%	7.93%	8.21%
Average tangible common equity as a percent of average tangible assets	7.37%	7.27%	6.51%	7.05%	7.18%	6.68%	7.41%

Book value per common share	$11.53	$7.16	$7.36	$7.21	$7.40	$11.53	$7.40
Tangible book value per common share	$10.48	$6.61	$6.59	$6.43	$6.62	$10.48	$6.62

Tier 1 Ratio (2)	16.21%	14.77%	12.16%	12.38%	9.80%	16.21%	9.80%
Total Capital Ratio (2)	17.46%	16.02%	13.39%	13.62%	10.89%	17.46%	10.89%
Leverage Ratio (2)	14.60%	12.02%	9.51%	10.00%	7.95%	14.60%	7.95%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,889,234	$2,744,063	$2,717,097	$2,690,895	$2,709,629	$2,784,095	$2,651,692
Covered loans and FDIC indemnification asset	540,742	0	0	0	0	184,824	0
Investment securities	578,243	731,119	758,257	574,893	467,524	688,547	411,967
Other earning assets	136,210	8,614	7,291	1,737	3,137	51,177	24,266
Total earning assets	$4,144,429	$3,483,796	$3,482,645	$3,267,525	$3,180,290	$3,708,643	$3,087,925
Total assets	$4,496,327	$3,784,458	$3,777,510	$3,566,051	$3,476,648	$4,022,064	$3,379,343
Noninterest-bearing deposits	$543,320	$425,330	$416,206	$412,644	$402,604	$462,084	$392,104
Interest-bearing deposits	3,065,377	2,408,054	2,405,700	2,367,121	2,380,037	2,628,793	2,411,221
Total deposits	$3,608,697	$2,833,384	$2,821,906	$2,779,765	$2,782,641	$3,090,877	$2,803,325
Borrowings	$377,406	$542,578	$566,808	$474,655	$394,708	$494,903	$270,128
Shareholders' equity	$459,809	$379,944	$350,857	$286,582	$276,594	$397,269	$277,401

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance to ending loans	1.94%	1.34%	1.33%	1.34%	1.14%	1.94%	1.14%
Allowance to nonaccrual loans	92.17%	102.81%	147.57%	199.51%	219.47%	92.17%	219.47%
Allowance to nonperforming loans	87.68%	102.27%	146.38%	197.27%	216.22%	87.68%	216.22%
Nonperforming loans to total loans	2.21%	1.31%	0.91%	0.68%	0.53%	2.21%	0.53%
Nonperforming assets to ending loans, plus OREO	2.36%	1.48%	1.04%	0.83%	0.70%	2.36%	0.70%
Nonperforming assets to total assets	0.94%	1.14%	0.75%	0.60%	0.53%	0.94%	0.53%
Net charge-offs to average loans (annualized)	1.31%	1.19%	0.55%	0.73%	0.36%	1.03%	0.39%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.
(2) September 30, 2009 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	Three months ended,			Nine months ended,
	Sep. 30,			Sep. 30,
	2009	2008	% Change	2009	2008	% Change
Interest income
Loans, including fees	$44,913	$39,754	13.0%	$112,548	$122,121	(7.8)%
Investment securities
Taxable	6,241	5,349	16.7%	22,954	13,257	73.1%
Tax-exempt	352	631	(44.2)%	1,172	2,214	(47.1)%
Total investment securities interest	6,593	5,980	10.3%	24,126	15,471	55.9%
Federal funds sold	0	22	(100.0)%	0	627	(100.0)%
Total interest income	51,506	45,756	12.6%	136,674	138,219	(1.1)%

Interest expense
Deposits	11,490	13,608	(15.6)%	30,373	45,982	(33.9)%
Short-term borrowings	261	1,720	(84.8)%	1,295	3,642	(64.4)%
Long-term borrowings	1,977	707	179.6%	4,534	1,497	202.9%
Subordinated debentures and capital securities	323	311	3.9%	880	1,025	(14.1)%
Total interest expense	14,051	16,346	(14.0)%	37,082	52,146	(28.9)%
Net interest income	37,455	29,410	27.4%	99,592	86,073	15.7%
Provision for loan and lease losses	26,655	3,219	728.1%	41,272	8,935	361.9%
Net interest income after provision for loan and lease losses	10,800	26,191	(58.8)%	58,320	77,138	(24.4)%

Noninterest income
Service charges on deposit accounts	5,408	5,348	1.1%	13,776	14,906	(7.6)%
Trust and wealth management fees	3,339	4,390	(23.9)%	9,881	13,666	(27.7)%
Bankcard income	1,379	1,405	(1.9)%	4,092	4,196	(2.5)%
Net gains from sales of loans	63	376	(83.2)%	855	783	9.2%
Gains on sales of investment securities	0	0	N/M	3,349	1,585	111.3%
Gain on acquisition	383,330	0	N/M	383,330	0	N/M
Income (loss) on preferred securities	154	(3,400)	(104.5)%	277	(3,601)	(107.7)%
Other	1,213	2,359	(48.6)%	5,456	7,566	(27.9)%
Total noninterest income	394,886	10,478	3668.7%	421,016	39,101	976.7%

Noninterest expenses
Salaries and employee benefits	22,051	16,879	30.6%	55,927	49,847	12.2%
Net occupancy	3,442	2,538	35.6%	8,912	8,000	11.4%
Furniture and equipment	1,874	1,690	10.9%	5,527	4,960	11.4%
Data processing	973	791	23.0%	2,585	2,398	7.8%
Marketing	871	622	40.0%	2,211	1,613	37.1%
Communication	737	601	22.6%	2,077	2,155	(3.6)%
Professional services	1,220	729	67.4%	3,427	2,551	34.3%
State intangible tax	628	697	(9.9)%	1,944	2,071	(6.1)%
FDIC expense	1,612	115	1301.7%	5,318	363	1365.0%
Other	12,409	3,678	237.4%	20,619	11,371	81.3%
Total noninterest expenses	45,817	28,340	61.7%	108,547	85,329	27.2%
Income before income taxes	359,869	8,329	4220.7%	370,789	30,910	1099.6%
Income tax expense	133,682	2,597	5047.6%	137,417	10,032	1269.8%
Net income	226,187	5,732	3846.0%	233,372	20,878	1017.8%
Dividends on preferred stock	1,000	0	N/M	2,578	0	N/M
Income available to common shareholders	$225,187	$5,732	3828.6%	$230,794	$20,878	1005.4%

ADDITIONAL DATA
Net earnings per common share - basic	$4.41	$0.15		$5.37	$0.56
Net earnings per common share - diluted	$4.38	$0.15		$5.31	$0.56
Dividends declared per common share	$0.10	$0.17		$0.30	$0.51

Return on average assets	19.96%	0.66%		7.76%	0.83%
Return on average shareholders' equity	195.16%	8.24%		78.54%	10.05%

Interest income	$51,506	$45,756	12.6%	$136,674	$138,219	(1.1)%
Tax equivalent adjustment	300	424	(29.2)%	970	1,448	(33.0)%
Interest income - tax equivalent	51,806	46,180	12.2%	137,644	139,667	(1.4)%
Interest expense	14,051	16,346	(14.0)%	37,082	52,146	(28.9)%
Net interest income - tax equivalent	$37,755	$29,834	26.6%	$100,562	$87,521	14.9%

Net interest margin	3.59%	3.68%		3.59%	3.72%
Net interest margin (fully tax equivalent) (1)	3.61%	3.73%		3.63%	3.79%

Full-time equivalent employees (2)	1,150	1,052

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	2009
	Third	Second	First		% Change
	Quarter	Quarter	Quarter	Year-to-date	Linked Qtr.
Interest income
Loans, including fees	$44,913	$33,978	$33,657	$112,548	32.2%
Investment securities
Taxable	6,241	8,023	8,690	22,954	(22.2)%
Tax-exempt	352	386	434	1,172	(8.8)%
Total investment securities interest	6,593	8,409	9,124	24,126	(21.6)%
Federal funds sold	0	0	0	0	N/M
Total interest income	51,506	42,387	42,781	136,674	21.5%

Interest expense
Deposits	11,490	9,080	9,803	30,373	26.5%
Short-term borrowings	261	527	507	1,295	(50.5)%
Long-term borrowings	1,977	1,251	1,306	4,534	58.0%
Subordinated debentures and capital securities	323	320	237	880	0.9%
Total interest expense	14,051	11,178	11,853	37,082	25.7%
Net interest income	37,455	31,209	30,928	99,592	20.0%
Provision for loan and lease losses	26,655	10,358	4,259	41,272	157.3%
Net interest income after provision for loan and lease losses	10,800	20,851	26,669	58,320	(48.2)%

Noninterest income
Service charges on deposit accounts	5,408	4,289	4,079	13,776	26.1%
Trust and wealth management fees	3,339	3,253	3,289	9,881	2.6%
Bankcard income	1,379	1,422	1,291	4,092	(3.0)%
Net gains from sales of loans	63	408	384	855	(84.6)%
Gains on sales of investment securities	0	3,349	0	3,349	(100.0)%
Gain on acquisition	383,330	0	0	383,330	N/M
Income on preferred securities	154	112	11	277	37.5%
Other	1,213	1,264	2,979	5,456	(4.0)%
Total noninterest income	394,886	14,097	12,033	421,016	2701.2%

Noninterest expenses
Salaries and employee benefits	22,051	16,223	17,653	55,927	35.9%
Net occupancy	3,442	2,653	2,817	8,912	29.7%
Furniture and equipment	1,874	1,851	1,802	5,527	1.2%
Data processing	973	794	818	2,585	22.5%
Marketing	871	700	640	2,211	24.4%
Communication	737	669	671	2,077	10.2%
Professional services	1,220	1,254	953	3,427	(2.7)%
State intangible tax	628	648	668	1,944	(3.1)%
FDIC expense	1,612	3,424	282	5,318	(52.9)%
Other	12,409	4,580	3,630	20,619	170.9%
Total noninterest expenses	45,817	32,796	29,934	108,547	39.7%
Income before income taxes	359,869	2,152	8,768	370,789	16622.5%
Income tax expense	133,682	702	3,033	137,417	18943.0%
Net income	226,187	1,450	5,735	233,372	15499.1%
Dividends on preferred stock	$1,000	1,000	578	2,578	0.0%
Income available to common shareholders	$225,187	$450	$5,157	$230,794	49941.6%

ADDITIONAL DATA
Net earnings per common share - basic	$4.41	$0.01	$0.14	$5.37
Net earnings per common share - diluted	$4.38	$0.01	$0.14	$5.31
Dividends declared per common share	$0.10	$0.10	$0.10	$0.30

Return on average assets	19.96%	0.15%	0.62%	7.76%
Return on average shareholders' equity	195.16%	1.53%	6.63%	78.54%

Interest income	$51,506	$42,387	$42,781	$136,674	21.5%
Tax equivalent adjustment	300	307	363	970	(2.3)%
Interest income - tax equivalent	51,806	42,694	43,144	137,644	21.3%
Interest expense	14,051	11,178	11,853	37,082	25.7%
Net interest income - tax equivalent	$37,755	$31,516	$31,291	$100,562	19.8%

Net interest margin	3.59%	3.60%	3.61%	3.59%
Net interest margin (fully tax equivalent) (1)	3.61%	3.64%	3.65%	3.63%

Full-time equivalent employees (2)	1,150	1,048	1,063

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

 (2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	2008
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$37,864	$39,754	$39,646	$42,721	$159,985
Investment securities
Taxable	6,697	5,349	4,387	3,521	19,954
Tax-exempt	519	631	792	791	2,733
Total investment securities interest	7,216	5,980	5,179	4,312	22,687
Federal funds sold	6	22	40	565	633
Total interest income	45,086	45,756	44,865	47,598	183,305

Interest expense
Deposits	12,015	13,608	14,635	17,739	57,997
Short-term borrowings	1,186	1,720	1,130	792	4,828
Long-term borrowings	1,395	707	384	406	2,892
Subordinated debentures and capital securities	361	311	302	412	1,386
Total interest expense	14,957	16,346	16,451	19,349	67,103
Net interest income	30,129	29,410	28,414	28,249	116,202
Provision for loan and lease losses	10,475	3,219	2,493	3,223	19,410
Net interest income after provision for loan and lease losses	19,654	26,191	25,921	25,026	96,792

Noninterest income
Service charges on deposit accounts	4,752	5,348	4,951	4,607	19,658
Trust and wealth management fees	3,745	4,390	4,654	4,622	17,411
Bankcard income	1,457	1,405	1,493	1,298	5,653
Net gains from sales of loans	321	376	188	219	1,104
Gains on sales of investment securities	0	0	0	1,585	1,585
Income (loss) on preferred securities	(137)	(3,400)	(221)	20	(3,738)
Other	2,510	2,359	2,683	2,524	10,076
Total noninterest income	12,648	10,478	13,748	14,875	51,749

Noninterest expenses
Salaries and employee benefits	17,015	16,879	15,895	17,073	66,862
Net occupancy	2,635	2,538	2,510	2,952	10,635
Furniture and equipment	1,748	1,690	1,617	1,653	6,708
Data processing	840	791	814	793	3,238
Marketing	935	622	474	517	2,548
Communication	704	601	749	805	2,859
Professional services	912	729	1,061	761	3,463
State intangible tax	435	697	688	686	2,506
FDIC expense	158	115	121	127	521
Other	4,465	3,678	4,040	3,653	15,836
Total noninterest expenses	29,847	28,340	27,969	29,020	115,176
Income before income taxes	2,455	8,329	11,700	10,881	33,365
Income tax expense	371	2,597	3,892	3,543	10,403
Net income	2,084	5,732	7,808	7,338	22,962
Dividends on preferred stock	0	0	0	0	0
Net income available to common shareholders	$2,084	$5,732	$7,808	$7,338	$22,962

ADDITIONAL DATA
Net earnings per common share - basic	$0.06	$0.15	$0.21	$0.20	$0.62
Net earnings per common share - diluted	$0.06	$0.15	$0.21	$0.20	$0.61
Dividends declared per common share	$0.17	$0.17	$0.17	$0.17	$0.68

Return on average assets	0.23%	0.66%	0.93%	0.89%	0.67%
Return on average shareholders' equity	2.89%	8.24%	11.26%	10.66%	8.21%

Interest income	$45,086	$45,756	$44,865	$47,598	$183,305
Tax equivalent adjustment	360	424	510	514	1,808
Interest income - tax equivalent	45,446	46,180	45,375	48,112	185,113
Interest expense	14,957	16,346	16,451	19,349	67,103
Net interest income - tax equivalent	$30,489	$29,834	$28,924	$28,763	$118,010

Net interest margin	3.67%	3.68%	3.72%	3.78%	3.71%
Net interest margin (fully tax equivalent) (1)	3.71%	3.73%	3.78%	3.85%	3.77%

Full-time equivalent employees	1,061	1,052	1,058	1,056

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	% Change	% Change
	2009	2009	2009	2008	2008	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$243,924	$74,347	$72,508	$100,935	$90,341	228.1%	170.0%
Federal funds sold	728,853	6,591	7,055	0	0	10958.3%	N/M
Investment securities trading	338	184	72	61	198	83.7%	70.7%
Investment securities available-for-sale	523,355	528,179	732,868	659,756	492,554	(0.9)%	6.3%
Investment securities held-to-maturity	17,928	4,536	4,701	4,966	5,037	295.2%	255.9%
Other investments	87,693	27,976	27,976	27,976	34,976	213.5%	150.7%
Loans held for sale	2,729	6,193	6,342	3,854	2,437	(55.9)%	12.0%
Loans
Commercial	818,953	876,730	850,111	807,720	819,430	(6.6)%	(0.1)%
Real estate - construction	245,535	266,452	251,115	232,989	203,809	(7.9)%	20.5%
Real estate - commercial	1,039,599	988,901	859,303	846,673	814,578	5.1%	27.6%
Real estate - residential	331,678	337,704	360,013	383,599	424,902	(1.8)%	(21.9)%
Installment	87,387	88,370	91,767	98,581	106,456	(1.1)%	(17.9)%
Home equity	327,779	307,749	298,000	286,110	276,943	6.5%	18.4%
Credit card	27,713	27,023	26,191	27,538	27,047	2.6%	2.5%
Lease financing	18	25	45	50	92	(28.0)%	(80.4)%
Total loans, exluding covered loans	2,878,662	2,892,954	2,736,545	2,683,260	2,673,257	(0.5)%	7.7%
Covered loans	2,056,156	0	0	0	0	N/M	N/M
Total loans	4,934,818	2,892,954	2,736,545	2,683,260	2,673,257	70.6%	84.6%
Less
Allowance for loan and lease losses	55,770	38,649	36,437	35,873	30,353	44.3%	83.7%
Net loans	4,879,048	2,854,305	2,700,108	2,647,387	2,642,904	70.9%	84.6%
Premises and equipment	105,707	86,216	85,385	84,105	81,989	22.6%	28.9%
Goodwill	46,931	28,261	28,261	28,261	28,261	66.1%	66.1%
Other intangibles	7,105	465	500	1,002	872	1428.0%	714.8%
OREO covered by loss share	12,022	0	0	0	0	N/M	N/M
FDIC indemnification asset	316,860	0	0	0	0	N/M	N/M
Accrued interest and other assets	287,409	166,100	143,420	140,839	132,107	73.0%	117.6%
Total Assets	$7,259,902	$3,783,353	$3,809,196	$3,699,142	$3,511,676	91.9%	106.7%

LIABILITIES
Deposits
Interest-bearing	$1,364,556	$599,365	$622,263	$636,945	$580,417	127.7%	135.1%
Savings	965,750	657,300	705,229	583,081	608,438	46.9%	58.7%
Time	2,703,392	1,111,399	1,137,398	1,150,208	1,118,511	143.2%	141.7%
Total interest-bearing deposits	5,033,698	2,368,064	2,464,890	2,370,234	2,307,366	112.6%	118.2%
Noninterest-bearing	802,286	423,781	427,068	413,283	404,315	89.3%	98.4%
Total deposits	5,835,984	2,791,845	2,891,958	2,783,517	2,711,681	109.0%	115.2%
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	35,763	206,777	162,549	147,533	45,495	(82.7)%	(21.4)%
Federal Home Loan Bank	65,000	125,000	160,000	150,000	215,000	(48.0)%	(69.8)%
Other	0	25,000	40,000	57,000	53,000	(100.0)%	(100.0)%
Total short-term borrowings	100,763	356,777	362,549	354,533	313,495	(71.8)%	(67.9)%
Long-term debt	410,356	135,908	136,832	148,164	152,568	201.9%	169.0%
Other long-term debt	20,620	20,620	20,620	20,620	20,620	0.0%	0.0%
Accrued interest and other liabilities	220,932	31,567	43,477	43,981	36,092	599.9%	512.1%
Total Liabilities	6,588,655	3,336,717	3,455,436	3,350,815	3,234,456	97.5%	103.7%

SHAREHOLDERS' EQUITY
Preferred stock	78,271	78,173	78,075	78,019	0	0.1%	N/M
Common stock	490,854	490,292	394,887	394,169	391,249	0.1%	25.5%
Retained earnings	294,231	74,285	77,695	76,339	80,632	296.1%	264.9%
Accumulated other comprehensive loss	(6,659)	(10,700)	(8,564)	(11,905)	(6,285)	(37.8)%	6.0%
Treasury stock, at cost	(185,450)	(185,414)	(188,333)	(188,295)	(188,376)	0.0%	(1.6)%
Total Shareholders' Equity	671,247	446,636	353,760	348,327	277,220	50.3%	142.1%
Total Liabilities and Shareholders' Equity	$7,259,902	$3,783,353	$3,809,196	$3,699,142	$3,511,676	91.9%	106.7%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2009	2009	2009	2008	2008	2009	2008
ASSETS
Cash and due from banks	$107,216	$72,402	$78,359	$87,307	$89,498	$86,098	$85,915
Federal funds sold	136,210	8,614	7,291	1,737	3,137	51,177	24,266
Investment securities	578,243	731,119	758,257	574,893	467,524	688,547	411,967
Loans held for sale	2,629	5,942	5,085	1,876	2,080	4,543	2,743
Loans
Commercial	856,127	843,183	825,399	809,869	819,199	841,682	801,956
Real estate - construction	261,604	257,487	242,750	220,839	192,731	254,016	177,993
Real estate - commercial	1,003,005	869,985	858,403	830,121	797,143	910,994	751,168
Real estate - residential	333,978	348,834	372,853	417,499	490,089	351,746	509,759
Installment	87,672	89,857	94,881	102,814	110,933	90,777	121,564
Home equity	316,905	302,159	291,038	280,900	270,659	303,462	260,145
Credit card	27,292	26,577	26,641	26,902	26,692	26,839	26,162
Lease financing	22	39	47	75	103	36	202
Total loans, exluding covered loans	2,886,605	2,738,121	2,712,012	2,689,019	2,707,549	2,779,552	2,648,949
Covered loans	462,952	0	0	0	0	156,013	0
Total loans	3,349,557	2,738,121	2,712,012	2,689,019	2,707,549	2,935,565	2,648,949
Less
Allowance for loan and lease losses	42,034	36,644	37,189	29,710	29,739	38,640	29,284
Net loans	3,307,523	2,701,477	2,674,823	2,659,309	2,677,810	2,896,925	2,619,665
Premises and equipment	90,997	85,433	84,932	83,307	81,000	87,143	79,639
Goodwill	40,442	28,261	28,261	28,261	28,261	32,366	28,261
Other intangibles	24,357	489	982	613	639	8,695	657
OREO covered by loss share	7,703	0	0	0	0	2,596	0
FDIC indemnification asset	77,790	0	0	0	0	26,215	0
Accrued interest and other assets	123,217	150,721	139,520	128,748	126,699	137,759	126,230
Total Assets	$4,496,327	$3,784,458	$3,777,510	$3,566,051	$3,476,648	$4,022,064	$3,379,343

LIABILITIES
Deposits
Interest-bearing	$745,604	$630,885	$642,934	$611,129	$609,992	$673,517	$607,895
Savings	835,615	645,197	620,509	604,370	611,713	701,228	613,059
Time	1,484,158	1,131,972	1,142,257	1,151,622	1,158,332	1,254,048	1,190,267
Total interest-bearing deposits	3,065,377	2,408,054	2,405,700	2,367,121	2,380,037	2,628,793	2,411,221
Noninterest-bearing	543,320	425,330	416,206	412,644	402,604	462,084	392,104
Total deposits	3,608,697	2,833,384	2,821,906	2,779,765	2,782,641	3,090,877	2,803,325
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	55,197	176,592	127,652	98,690	36,476	119,548	29,528
Federal Home Loan Bank	72,855	169,341	218,100	150,867	206,741	152,900	107,699
Other	22,826	39,836	56,078	53,044	53,836	39,458	57,901
Total short-term borrowings	150,878	385,769	401,830	302,601	297,053	311,906	195,128
Long-term debt	205,908	136,189	144,358	151,434	77,035	162,377	54,380
Other long-term debt	20,620	20,620	20,620	20,620	20,620	20,620	20,620
Total borrowed funds	377,406	542,578	566,808	474,655	394,708	494,903	270,128
Accrued interest and other liabilities	50,415	28,552	37,939	25,049	22,705	39,015	28,489
Total Liabilities	4,036,518	3,404,514	3,426,653	3,279,469	3,200,054	3,624,795	3,101,942

SHAREHOLDERS' EQUITY
Preferred stock	78,221	78,126	78,038	7,805	0	78,129	0
Common stock	490,596	418,086	394,500	391,601	390,861	434,746	390,726
Retained earnings	85,699	78,296	77,317	81,932	82,636	80,468	81,216
Accumulated other comprehensive loss	(9,290)	(7,936)	(10,677)	(6,462)	(8,594)	(9,296)	(5,937)
Treasury stock, at cost	(185,417)	(186,628)	(188,321)	(188,294)	(188,309)	(186,778)	(188,604)
Total Shareholders' Equity	459,809	379,944	350,857	286,582	276,594	397,269	277,401
Total Liabilities and Shareholders' Equity	$4,496,327	$3,784,458	$3,777,510	$3,566,051	$3,476,648	$4,022,064	$3,379,343

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)

	Quarterly Averages						Year-to-Date Averages
	Sep. 30, 2009		Jun. 30, 2009		Sep. 30, 2008		Sep. 30, 2009		Sep. 30, 2008
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$578,243	4.52%	$731,119	4.61%	$467,524	5.09%	$688,547	4.68%	$411,967	5.02%
Federal funds sold	136,210	0.25%	8,614	1.01%	3,137	2.79%	51,177	0.25%	24,266	3.45%
Gross loans, including covered loans and indemnification asset (2)	3,429,976	5.20%	2,744,063	4.97%	2,709,629	5.84%	2,966,323	5.07%	2,651,692	6.15%
Total earning assets	4,144,429	4.93%	3,483,796	4.89%	3,180,290	5.72%	3,706,047	4.93%	3,087,925	5.98%

Nonearning assets
Allowance for loan and lease losses	(42,034)		(36,644)		(29,739)		(38,640)		(29,284)
Cash and due from banks	107,216		72,402		89,498		86,098		85,915
Accrued interest and other assets	286,716		264,904		236,599		268,559		234,787
Total assets	$4,496,327		$3,784,458		$3,476,648		$4,022,064		$3,379,343

Interest-bearing liabilities
Total interest-bearing deposits	$3,065,377	1.49%	$2,408,054	1.51%	$2,380,037	2.27%	$2,628,793	1.54%	$2,411,221	2.55%
Borrowed funds
Short-term borrowings	150,878	0.69%	385,769	0.55%	297,053	2.30%	311,906	0.56%	195,128	2.49%
Long-term debt	205,908	3.81%	136,189	3.68%	77,035	3.65%	162,377	3.73%	54,380	3.68%
Other long-term debt	20,620	6.21%	20,620	6.22%	20,620	6.00%	20,620	5.71%	20,620	6.64%
Total borrowed funds	377,406	2.69%	542,578	1.55%	394,708	2.76%	494,903	1.81%	270,128	3.05%
Total interest-bearing liabilities	3,442,783	1.62%	2,950,632	1.52%	2,774,745	2.34%	3,123,696	1.59%	2,681,349	2.60%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	543,320		425,330		402,604		462,084		392,104
Other liabilities	50,415		28,552		22,705		39,015		28,489
Shareholders' equity	459,809		379,944		276,594		397,269		277,401
Total liabilities & shareholders' equity	$4,496,327		$3,784,458		$3,476,648		$4,022,064		$3,379,343

Net interest income (1)	$37,455		$31,209		$29,410		$99,592		$86,073
Net interest spread (1)		3.31%		3.37%		3.38%		3.34%		3.38%
Net interest margin (1)		3.59%		3.60%		3.68%		3.59%		3.72%

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(164)	$(1,652)	$(1,816)	$(649)	$1,262	$613	$(1,036)	$9,691	$8,655
Federal funds sold	-	-	-	(22)	0	(22)	(627)	0	(627)
Gross loans, including covered loans and indemnification asset (2)	1,563	9,372	10,935	(4,273)	9,432	5,159	(21,511)	11,938	(9,573)
Total earning assets	1,399	7,720	9,119	(4,944)	10,694	5,750	(23,174)	21,629	(1,545)

Interest-bearing liabilities
Total interest-bearing deposits	$(152)	$2,562	$2,410	$(4,687)	$2,569	$(2,118)	$(18,123)	$2,514	$(15,609)
Borrowed funds
Short-term borrowings	133	(399)	(266)	(1,206)	(253)	(1,459)	(2,832)	485	(2,347)
Long-term debt	42	684	726	33	1,237	1,270	21	3,016	3,037
Other long-term debt	(1)	4	3	12	-	12	(145)	-	(145)
Total borrowed funds	174	289	463	(1,161)	984	(177)	(2,956)	3,501	545
Total interest-bearing liabilities	22	2,851	2,873	(5,848)	3,553	(2,295)	(21,079)	6,015	(15,064)

Net interest income (1)	$1,377	$4,869	$6,246	$904	$7,141	$8,045	$(21,079)	$15,614	$13,519
Net interest spread (1)
Net interest margin (1)

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(excluding covered assets)

(Dollars in thousands)
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	YTD	YTD
	2009	2009	2009	2008	2008	2009	2008

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$38,649	$36,437	$35,873	$30,353	$29,580	$35,873	$29,057
Provision for loan and lease losses	26,655	10,358	4,259	10,475	3,219	41,272	8,935
Gross charge-offs
Commercial	3,622	4,707	2,521	2,168	1,568	10,850	3,059
Real estate - construction	3,854	1,340	0	0	0	5,194	0
Real estate - commercial	927	1,351	382	2,083	48	2,660	1,443
Real estate - residential	471	351	231	47	335	1,053	601
Installment	315	304	400	493	424	1,019	1,470
Home equity	382	332	218	238	135	932	1,311
All other	492	386	308	374	426	1,186	1,350
Total gross charge-offs	10,063	8,771	4,060	5,403	2,936	22,894	9,234
Recoveries
Commercial	91	333	60	165	179	484	489
Real estate - construction	81	0	0	0	0	81	0
Real estate - commercial	86	14	16	40	37	116	59
Real estate - residential	2	20	2	5	4	24	20
Installment	205	203	254	189	225	662	786
Home equity	9	1	0	0	0	10	30
All other	55	54	33	49	45	142	211
Total recoveries	529	625	365	448	490	1,519	1,595
Total net charge-offs	9,534	8,146	3,695	4,955	2,446	21,375	7,639
Ending allowance for loan and lease losses	$55,770	$38,649	$36,437	$35,873	$30,353	$55,770	$30,353

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	1.64%	2.08%	1.21%	0.98%	0.67%	1.65%	0.43%
Real estate - construction	5.72%	2.09%	0.00%	0.00%	0.00%	2.69%	0.00%
Real estate - commercial	0.33%	0.62%	0.17%	0.98%	0.01%	0.37%	0.25%
Real estate - residential	0.56%	0.38%	0.25%	0.04%	0.27%	0.39%	0.15%
Installment	0.50%	0.45%	0.62%	1.18%	0.71%	0.53%	0.75%
Home equity	0.47%	0.44%	0.30%	0.34%	0.20%	0.41%	0.66%
All other	6.35%	5.00%	4.18%	4.79%	5.66%	5.19%	5.77%
Total net charge-offs	1.31%	1.19%	0.55%	0.73%	0.36%	1.03%	0.39%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$13,244	$8,100	$8,412	$5,930	$5,194	13,244	$5,194
Real estate - construction	26,575	11,936	240	240	0	26,575	0
Real estate - commercial	12,407	10,130	9,170	4,779	3,361	12,407	3,361
Real estate - residential	5,253	4,897	4,724	5,363	3,742	5,253	3,742
Installment	493	394	464	459	417	493	417
Home equity	2,534	2,136	1,681	1,204	1,084	2,534	1,084
All other	0	0	0	6	32	0	32
Total nonaccrual loans	60,506	37,593	24,691	17,981	13,830	60,506	13,830
Restructured loans	3,102	197	201	204	208	3,102	208
Total nonperforming loans	63,608	37,790	24,892	18,185	14,038	63,608	14,038
Other real estate owned (OREO)	4,301	5,166	3,513	4,028	4,610	4,301	4,610
Total nonperforming assets	67,909	42,956	28,405	22,213	18,648	67,909	18,648
Accruing loans past due 90 days or more	308	318	255	138	241	308	241
Total underperforming assets	$68,217	$43,274	$28,660	$22,351	$18,889	68,217	$18,889
Total classified assets	$137,288	$106,315	$79,256	$67,393	$58,284	137,288	$58,284

CREDIT QUALITY RATIOS
Allowance for loan and lease losses to
Nonaccrual loans	92.17%	102.81%	147.57%	199.51%	219.47%	92.17%	219.47%
Nonperforming loans	87.68%	102.27%	146.38%	197.27%	216.22%	87.68%	216.22%
Total ending loans	1.94%	1.34%	1.33%	1.34%	1.14%	1.94%	1.14%
Nonperforming loans to total loans	2.21%	1.31%	0.91%	0.68%	0.53%	2.21%	0.53%
Nonperforming assets to
Ending loans, plus OREO	2.36%	1.48%	1.04%	0.83%	0.70%	2.36%	0.70%
Total assets	0.94%	1.14%	0.75%	0.60%	0.53%	0.94%	0.53%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY

(Dollars in thousands)
(Unaudited)

						Nine months ended,
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
	2009	2009	2009	2008	2008	2009	2008
PER COMMON SHARE
Market Price
High	$12.07	$11.92	$12.10	$14.30	$14.80	$12.10	$14.80
Low	$7.52	$7.35	$5.58	$10.81	$8.10	$5.58	$8.10
Close	$12.05	$7.53	$9.53	$12.39	$14.60	$12.05	$14.60

Average common shares outstanding - basic	51,027,887	40,734,254	37,142,531	37,133,725	37,132,864	43,005,983	37,104,793
Average common shares outstanding - diluted	51,457,189	41,095,949	37,840,954	37,567,032	37,504,231	43,502,561	37,487,037
Ending common shares outstanding	51,431,422	51,434,346	37,474,422	37,481,201	37,476,607	51,431,422	37,476,607

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$651,604	$454,243	$358,834	$356,307	$274,513	$651,604	$274,513
Tier 1 Ratio	16.21%	14.77%	12.16%	12.38%	9.80%	16.21%	9.80%
Total Capital	$702,102	$492,696	$395,271	$392,180	$304,866	$702,102	$304,866
Total Capital Ratio	17.46%	16.02%	13.39%	13.62%	10.89%	17.46%	10.89%
Total Capital in excess of minimum
requirement	$380,470	$246,613	$159,133	$161,896	$80,806	$380,470	$80,806
Total Risk-Weighted Assets	$4,020,401	$3,076,042	$2,951,721	$2,878,548	$2,800,753	$4,020,401	$2,800,753
Leverage Ratio	14.60%	12.02%	9.51%	10.00%	7.95%	14.60%	7.95%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending
assets	9.25%	11.81%	9.29%	9.42%	7.89%	9.25%	7.89%
Ending common shareholders' equity
to ending assets	8.17%	9.74%	7.24%	7.31%	7.89%	8.17%	7.89%
Ending tangible shareholders' equity
to ending tangible assets	8.57%	11.14%	8.60%	8.70%	7.13%	8.57%	7.13%
Ending tangible common shareholders'
equity to ending tangible assets	7.48%	9.06%	6.54%	6.57%	7.13%	7.48%	7.13%
Average shareholders' equity to
average assets	10.23%	10.04%	9.29%	8.04%	7.96%	9.88%	8.21%
Average common shareholders' equity
to average assets	8.49%	7.98%	7.22%	7.82%	7.96%	7.93%	8.21%
Average tangible shareholders' equity
to average tangible assets	9.13%	9.35%	8.59%	7.28%	7.18%	8.65%	7.41%
Average tangible common shareholders'
equity to average tangible assets	7.37%	7.27%	6.51%	7.05%	7.18%	6.68%	7.41%